EXHIBIT 10-113

EXHIBIT B

San Diego, CA
Miami, FL

February 22, 2011

Imaging Diagnostic Systems, Inc.
Boca Raton, FL

This letter is to confirm the following regarding A-02222011a:

Authorized Shares.  I am aware that the company is out of authorized shares, and that Section 2.5 of our agreement, Reservation of Shares, will be enforced only after an increase in shares authorized is completed.  By way of the third bullet point on the Funding Schedule, you agree that authorized shares will be increased to 2,000,000,000 in order to allow for shares to be issued for conversion of A-02222011a.

DWAC Electronic Transfer.  The fact that the Company is not currently able to electronically transfer shares via DWAC makes this transaction exceptionally difficult, cumbersome, and risky.  Therefore, you agree that:

▪	You agree to apply for DWAC electronic transfer within 3 business days of execution of this agreement (at your own expense).

▪
You agree that as long as the Company is not able to electronically DWAC shares, that JMJ Financial may, at its election, indefinitely stall or cancel (without penalty or liability) any payments described in the Funding Schedule.  Even in the event that JMJ elects to stall any payments, the Company must progress with the registration statement for all payments as set forth in the Funding Schedule (past payments and potential future payments).

/s/ Justin Keener                                                      2-23-2011
JMJ Financial / Its Principal

BORROWER[S]:

/s/ Linda B. Grable                                                  2-23-2011
Linda Grable
Chairwoman & CEO
Imaging Diagnostic Systems, Inc.

/s/ Allan L. Schwartz                                               2-23-2011
Allan Schwartz
CFO
Imaging Diagnostic Systems, Inc.